INTELLECTUAL PROPERTY LICENSING AGREEMENT

This Intellectual Property Licensing Agreement ("**Agreement**") is made and entered into as of August 13, 2019 ("**Effective Date**"), by and between Canivate Holdings (US), Inc., a Delaware corporation ("**Licensor**") and PharmHaus (California) LLC, a California limited liability company ("**Licensee**").

WHEREAS Licensor owns and/or controls certain intellectual property rights in the field of cannabis, hemp, and other high value agricultural product cultivation.

WHEREAS Licensor desires to license its intellectual property rights to Licensee.

WHEREAS Licensee desires to obtain such licenses from Licensor.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and obligations undertaken herein, Licensor and Licensee agree as follows:

ARTICLE 1 - DEFINITIONS

1.1. Definitions. As used herein, the following terms shall have the following meanings:

"**Affiliate**" means, in relation to any Person, any entity controlled, directly or indirectly, by such Person, any entity that controls, directly or indirectly, such Person, or any entity directly or indirectly under common control with such Person. For this purpose, "**control**" of any entity or Person means ownership of a majority of the issued shares or voting power or control in fact of the entity or Person.

"**IP Rights**" means Licensed Patents, Licensor Know-How, and Trademarks.

"**Know-How**" means any and all of the following related to cultivation and/or commercial activities of cannabis, hemp and other high value agricultural products: proprietary data, results, material(s), technology, and nonpublic information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports and plans, market research, expertise, technology, test data (including pharmacological, biological, chemical, biochemical, toxicological, preclinical and clinical test data), analytical and quality control data, stability data, other study data, and procedures. "**Licensor Know-How**" means Know-How owned or controlled by Licensor.

"**Licensed Patents**" means all patents and patent applications listed in **Exhibit A**.

"**Licensee**" means PharmHaus (California) LLC, a California limited liability company, and its present divisions, affiliates, and Subsidiaries (as defined below).

"**Licensee Products**" means any and all cannabis, hemp, or other high value agricultural products cultivated, produced, manufactured or sold by Licensee which use, incorporate, or rely upon the IP Rights.

"**Licensor**" means HydroHaus Holdings (US), Inc., a Delaware corporation, and its past, present, or future divisions, affiliates, and Subsidiaries (as defined below).

"**Net Sales**" means the gross amount invoiced by or on behalf of Licensee or any of its Subsidiaries or sublicensees (or any permitted distributors) on account of sales of Licensee Product, less the following deductions specifically and solely related to Licensee Product and actually allowed consistent with GAAP: (a) customary trade, cash or quantity discounts actually paid, granted or accrued, to the extent not already reflected in the amount invoiced, including cash rebates to customers; (b) excise, import and sales taxes, customs, duties, and other fees of a similar nature to the extent included in the price and separately itemized on the invoice or otherwise documented to Licensor's reasonable satisfaction (but specifically excluding, for clarity, any income taxes assessed against the income arising from such sale); (c) outbound freight, shipment, and insurance costs to the extent included in the price and separately itemized on the invoice or otherwise documented to Licensor's reasonable satisfaction; (d) amounts actually paid, granted, or accrued on (i) returns in accordance with Licensee's returned goods policy provided to Licensor or (ii) recalls; and (e) compulsory payments and rebates directly related to the sale of the Licensee Product paid to a Governmental Authority pursuant to governmental regulations by reason of any national or local health insurance program or similar program. For clarity, (i) Net Sales shall not be reduced by the amount of any commissions paid to individuals, whether they are associated with independent sales agencies or regularly employed by Licensee, its Subsidiaries or sublicensees (or any agent, distributee, or designee thereof), or for a cost of collection or any other amount not specifically set forth in (a) through (e) above and (ii) the amount of any discounts, rebates or allowances granted or taken with respect to the total sales to a customer for multiple products of Licensee, its Subsidiaries or sublicensees (or any agent, distributee, or designee thereof) shall not be deducted in calculating Net Sales. Any of the items set forth above that would otherwise be deducted from the invoice price in the calculation of Net Sales but which are separately charged to, and paid by, third parties shall not be deducted from the invoice price in the calculation of Net Sales. In the case of any sale or transfer of Licensee Product other than in an arm's length transaction exclusively for cash, such as barter, counter-trade, sampling, or named patient program, Net Sales shall be determined by referencing Net Sales at which substantially similar quantities of Licensee Product are sold in an arm's length transaction for cash.

"**Out-of-Pocket Costs**" means costs and expenses paid to third parties (or payable to third parties and accrued in accordance with GAAP) other than Subsidiaries or employees.

"**Party**" and "**Parties**" refers to Licensor and/or Licensee as applicable.

"**Person**" means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, a group, a governmental authority or any other type of entity.

"**Regulatory Filings**" means any documents filed by Licensee with any local, state, or federal regulatory agency or body.

"**Subsidiaries**" means and collectively include any corporation, company, partnership, joint venture, firm, affiliate, or other entity in any country of the world in which a party hereto, on or after the Effective Date, directly and/or indirectly, owns or controls:

(1) in the case of corporate entities, equal to or greater than fifty percent (50%) or, in jurisdictions other than the United States, the maximum percentage that a foreign investor may own if less than fifty percent (50%), pursuant to local laws and regulations of such jurisdictions when such entity was formed, of the stock or participating shares entitled to vote for the election of directors; and

(2) in the case of non-corporate entities, equal to or greater than fifty percent (50%) or, in jurisdictions other the United States, the maximum percentage that a foreign investor may own if less than fifty percent (50%), pursuant to local laws and regulations of such jurisdictions when such entity was formed, of the equity interest with the power to direct management policies of such non-corporate entity.

"**Term**" means the period of time beginning on the Effective Date and ending as specified in Article 5 hereof.

"**Territory**" means the locations listed on **Exhibit B**, unless and until this Agreement is terminated with respect to any such location in accordance with the terms of this Agreement.

"**Trademarks**" means the marks, trademarks registrations, and trademark applications listed on **Exhibit C**.

ARTICLE 2 - GRANT OF RIGHTS

2.1. Grant. Subject to the terms and conditions of this Agreement, Licensor grants to Licensee, during the Term, a non-exclusive, non-transferable, license to use the IP Rights in connection with cannabis, hemp, and other high value agricultural products cultivated, manufactured, and sold by Licensee throughout the Territory. Except as set forth in this Agreement, such license as may be granted in this Agreement may not be assigned, pledged, encumbered or otherwise transferred by Licensee, voluntarily or involuntarily, by operation of law or otherwise, without Licensor's prior written consent, which consent may be withheld in Licensor's sole discretion, and any attempt to do so in violation of this Agreement will be without legal effect and void under this Agreement. To the extent that the IP Rights licensed hereunder include any trade secrets, Licensee shall not reveal, distribute or otherwise disclose the trade secrets to any third party.

2.2. Identification. Licensee agrees that all packaging containing individual Licensee Products, documentation therefor, and, when possible, actual Licensee Products sold by Licensee, Affiliates, and/or sublicensees of Licensee, will be appropriately marked with the number of any applicable patent(s) licensed hereunder in accordance with each country's patent

laws, including Title 35, United States Code, and shall also include designations indicating Licensor's ownership of applicable Trademarks, to the extent such marking is necessary or required to fully preserve patent, trademark, and intellectual property rights in each such country.

2.3. No Contest. In the event Licensee (or sublicensee or any entity or person acting on its behalf) initiates any proceeding or otherwise asserts any claim challenging the validity or enforceability of any licensed patent right or the IP Rights in any court, administrative agency or other forum, then (i) then Licensor may immediately terminate this Agreement upon written notice to Licensee, and (ii) Licensee shall reimburse Licensor for its legal costs and expenses incurred in defending any such challenge.

2.4. Grant Back. Licensee hereby (i) grants to Licensor an irrevocable, perpetual, world-wide, exclusive, royalty-free license to any developments or improvements which Licensee may make in the Licensed Products, with the right to sub-license, and (ii) agrees to disclose all such developments or improvements to Licensor. Any and all rights granted pursuant to this Section 2.4 shall survive termination of this Agreement.

2.5. Subsidiaries. The Parties recognize that each Party may perform some or all of its obligations under this Agreement through Subsidiaries; provided, however, that each Party shall remain responsible for and be guarantor of the performance by its Subsidiaries and shall cause its Subsidiaries to comply with the provisions of this Agreement in connection with such performance. Each Party hereby expressly waives any requirement that the other Party exhaust any right, power or remedy, or proceed against a Subsidiary, for any obligation or performance hereunder prior to proceeding directly against such Party. Wherever in this Agreement the Parties delegate responsibility to Subsidiaries, the Parties agree that such entities may not make decisions inconsistent with this Agreement, amend the terms of this Agreement or act contrary to its terms in any way.

2.6. Sublicense. Licensee shall have the right to grant sublicenses to any sublicensee under all of its rights under the license granted pursuant to Section 2.1, or to subcontract the performance of its obligations hereunder, at any given time during the Term in any part of the Territory; provided however that with respect to each such sublicense or subcontract, as the case may be: (i) with respect to each sublicensee, Licensor shall be notified in writing at least twenty (20) business days in advance of the grant (including a description of the rights to be granted, the identity of the sublicensee and the countries involved) and, if such sublicensee is not a Subsidiary of Licensee, Licensee shall obtain the prior written consent of Licensor thereto, such consent not to be unreasonably withheld; (ii) Licensee shall ensure that each of its sublicensees and subcontractors accepts and complies with all applicable terms and conditions of this Agreement, and Licensee shall remain responsible for, and shall guarantee, the performance of its sublicensees and subcontractors hereunder; and (iii) any such sublicense or subcontract shall (a) be subject and subordinate to the terms and conditions of this Agreement, (b) be subject to an appropriate written agreement that imposes on any such sublicensee or subcontractor all applicable terms, conditions, and obligations under this Agreement, including the reporting, audit, inspection and confidentiality provisions hereunder, (c) contain a provision prohibiting such sublicensee or subcontractor from further sublicensing and subcontracting and (d) not in any way diminish, reduce, or eliminate any of Licensee's obligations under this Agreement. For

the avoidance of doubt, Licensee will remain directly responsible for all amounts owed to Licensor under this Agreement. Licensee hereby expressly waives any requirement that Licensor exhaust any right, power, or remedy, or proceed against a sublicensee or subcontractor for any obligation or performance hereunder prior to proceeding directly against Licensee.

2.7. Licensor's Grant of Rights to Third Parties. During the Term of this Agreement, Licensor shall retain the sole and absolute right to grant other non-exclusive licenses for some or all of the IP Rights to other entities not affiliated with Licensee, and Licensor shall retain ownership of the IP Rights.

2.8. Licensor's Retention of Rights. Licensor retains all rights in the IP Rights not expressly granted to Licensee in this Agreement.

ARTICLE 3 - PAYMENT

3.1. License Fee. In consideration of the rights granted to Licensee under this Agreement, Licensee agrees to pay to Licensor an annual lump sum ("**License Fee**"). The amount of the initial License Fee shall be four million thousand dollars ($4,000,000) per year and shall be paid by Licensee within thirty (30) calendar days after the Effective Date (or the equivalent monthly fee in 12 equal installments per month).

3.2. Renewal Fee. On each and every anniversary of the Effective Date, for so long as this Agreement is in effect, Licensee shall pay Licensor a License Fee in an amount as determined by Licensor in its sole discretion, but which shall not be less than the amount of the License Fee for the prior year.

3.3. Report. Within thirty (30) days of the end of each calendar quarter Licensee shall provide Licensor with a report that includes: (i) a statement of the amount of gross sales of Licensee Product, (a) in the Territory as a whole and (b) on a location-by-location and month-by-month basis during the applicable calendar quarter; (ii) an itemized calculation of Net Sales (a) in the Territory as a whole and (b) on a country-by-country and month-by-month basis, showing for both (a) and (b) deductions provided for in the definition of "**Net Sales**" during such calendar quarter; and (iii) the total Royalty Payment payable to Licensor with respect to Net Sales during such calendar quarter.

3.4. Payment. Licensee will remit all Payments to Licensor by the electronic transfer of funds to the following bank account:

Bank Name:	TBD
Account Name:	TBD
Account Number:	TBD
Routing Number:	TBD
SWIFT Code:	TBD

Licensee shall bear any bank charges of such transfer charged by a bank which transfers the payment to Licensor. Licensor shall bear any bank charges incurred after the money is transferred from Licensee.

ARTICLE 4 - QUALITY CONTROL

4.1. General. Licensor shall have the right to oversee the use of the IP Rights by Licensee.

4.2. Licensor's Policies and Standards. Licensee acknowledges that Licensor has provided, or will make available, to Licensee certain policies and standards necessary for the preservation of the goodwill and reputation associated with the Trademarks and the value associated with the IP Rights. (Such collection of policies and standards as may be amended or supplemented from time to time by Licensor are collectively referred to hereinafter as the "**Policies & Standards**"). Furthermore, Licensee acknowledges that Licensor shall have the right from time to time in its reasonable discretion, to adopt new Policies & Standards or amend any existing Policies & Standards, which Licensee shall follow and adhere to in exercise of rights in the IP Rights hereunder. Licensor shall give written notice to Licensee of any subsequently adopted or amended Policies & Standards. Any such newly adopted or amended Policies & Standards shall take effect with respect to this Agreement thirty (30) days from receipt by Licensee.

4.3. Licensee's Compliance with Policies & Standards. Licensee shall at all times during the Term of this Agreement comply with, and shall cause each of its Affiliates as well as any agents, contractors or consultants providing promotional, marketing, or regulatory filing services, at all times during the Term of this Agreement to comply with the Policies & Standards. Licensor and Licensee acknowledge and agree that Licensee shall be responsible for any violation of or failure to comply with the Policies & Standards by any employee, manager, executive, director, contractor or other agent of Licensee.

4.4. Licensee's Policies. Licensee shall have the right to adopt additional policies and standards ("**Licensee's Policies**") so long as same do not conflict with or contradict the Policies & Standards. If any of Licensee's Policies conflict with or contradict any of the Policies & Standards, Licensee shall promptly discontinue use of such conflicting Licensee's Policies to the extent that such Licensee's Policies are in conflict with the Policies & Standards.

4.5. Modifications to IP Rights. Except as set forth in the Policies & Standards, Licensee shall not make or use any modification to any of the IP Rights without the prior express written approval of Licensor, which approval may be withheld in Licensor's sole discretion.

4.6. Provision of Samples. Licensee will provide Licensor with representative samples of any new materials that use or contain the IP Rights that have been prepared for, in connection with, or related to the promotion, sale, regulatory activities or performance of Licensee's products and services at least ten (10) business days prior to any filing, distribution or use of such new materials should same have been prepared or made by Licensee or a third-party agent or contractor retained by Licensee (collectively, "**3rd Party Works**"). Licensor shall have the

right to review and in its reasonable discretion approve or reject the use or display of the IP Rights as may appear in such 3rd Party Works. For materials prepared as Regulatory Filings, Licensee shall submit to Licensor representative samples of such Regulatory Filings and Licensor shall have the right to review and in its reasonable discretion approve or reject such use of only the IP Rights as may be contained or used in the Regulatory Filings. Any item submitted for approval shall be reviewed and either approved or disapproved within ten (10) business days after submission to Licensor. Once approved, no further approval from Licensor shall be required for extended promotions, advertising or marketing campaigns using such approved materials; provided however, that Licensor must approve any changes to the IP Rights as used in the Regulatory Filings. If Licensee has not received approval or disapproval from Licensor, and Licensee has contacted the Licensor by telephone, email, or writing to make arrangements for the review of the items, the submission shall then be deemed approved.

ARTICLE 5 - DEFAULT, TERM, TERMINATION, AND SURVIVAL

5.1 Events of Default. Notwithstanding any other provision of this Agreement, the occurrence of any of the following shall constitute an "**Event of Default**":

(a) Licensee fails to make payment when due under Section 3 within five (5) days after a written demand therefor; or

(b) Either Party fails to perform any material obligation or covenant to the other under this Agreement, which is not cured to the reasonable satisfaction of the other Party (in its reasonable discretion) within ten (10) days after the date that such Party receives written notice that such obligation or covenant has not been performed; or

(c) Either Party (or, if applicable, any Affiliate of such Party) breaches any material representation or material warranty made or repeated or deemed to have been made or repeated by the Party, or any warranty or representation proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated under this Agreement; provided, however, that if such breach is curable, such breach is not cured to the reasonable satisfaction of the other Party within ten (10) days after the date that such Party receives notice that corrective action is needed; or

(d) Either Party becomes Bankrupt; or

(e) Licensee sells, leases, subleases, transfers or otherwise disposes of, in one transaction or a series of related transactions, all or a material portion of its licenses related to cultivation or other commercial activities for cannabis, hemp, or other agricultural products; or

(f) Licensee is in default with respect to any other agreement between Licensee and Licensor, including, but not limited to, Cultivation Facility Lease and/or Services Agreement.

5.2 Remedies Upon Event of Default.

(a) Notwithstanding any other provision of this Agreement, if any Event of Default with respect to the Licensor, on the one hand, or Licensee, on the other hand (such defaulting Party, the "**Defaulting Party**") has occurred and is continuing, Licensee (where the Licensor is the Defaulting Party) or the Licensor (where Licensee is the Defaulting Party) (such non-defaulting Party, the "**Non-Defaulting Party**") may, without notice, (i) declare all of the Defaulting Party's obligations under this Agreement to be forthwith due and payable, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Defaulting Party, exercise any rights and remedies provided or available to the Non-Defaulting Party under this Agreement or at law or equity, including all remedies provided under the Uniform Commercial Code.

(b) Notwithstanding any other provision of this Agreement, if an Event of Default has occurred and is continuing with respect to the Defaulting Party, the Non-Defaulting Party shall have the right, immediately and at any time(s) thereafter, to terminate this Agreement.

5.3 Defaulting Party Not Excused. A party whose actions and/or omissions give rise to an Event of Default cannot use the occurrence of the Event of Default as grounds for excusing its obligations, terminating this Agreement, or otherwise reducing its liability to the Non-Defaulting Party.

5.4 Term of Agreement and Renewal Terms. The term of this Agreement shall begin on the Effective Date and shall terminate one-year thereafter unless terminated in accordance with the terms of this Agreement ("**Term**"). The Agreement shall automatically renew for consecutive one (1) year terms (each, when effective, a "**Term**"), so long as Licensee pays the License Fee as set forth in Section 3.2. of this Agreement, unless either Party delivers written notice to the other not less than thirty (30) days before the expiration of the then-current Term stating its intention not to renew the Agreement.

5.5. Survival. The following provisions will survive termination or expiration of this Agreement: Section 2.4; Article 8.

ARTICLE 6 – OWNERSHIP; INFRINGEMENT; ENFORCEMENT

6.1. Ownership. Licensee acknowledges and agrees that the IP Rights and the goodwill associated with the IP Rights are owned by Licensor and are the exclusive property of Licensor and can be used only with Licensor's prior written consent as granted through this Agreement. Licensee will retain the goodwill in its business apart from the goodwill associated with the use of the Marks and IP Rights. Licensee further acknowledges and agrees that upon the termination of this Agreement all of Licensee's rights in the IP Rights shall cease, and Licensee shall have no interest in or right to use any of the IP Rights, including, but not limited to, the Policies & Standards, proprietary management systems or any trade secrets which may have come into the possession of Licensee. Licensee will not in any manner represent that it owns the IP Rights or any part or component of the IP Rights, and Licensee hereby acknowledges that its use of the IP Rights shall not create any right, title, or interest in or to the IP Rights in favor of Licensee, but that all use by Licensee of the IP Rights shall inure to the sole benefit of and be on behalf of Licensor. Should Licensee use any part or component of the IP Rights or create any

expansion of the IP Rights, Licensee shall execute and deliver to Licensor an assignment of all rights Licensee might have created in any work, trademark, or other intellectual property right using or including the IP Rights together with any goodwill associated with the IP Rights for such expansion. Licensee further acknowledges and agrees that Licensee will not at any time do, or cause to be done, any act or thing to contest, oppose, seek to invalidate or in any way impair or intend to impair the validity or enforceability of any applications, registrations, or rights in or for the IP Rights or any of Licensor's exclusive right, title and interest in the IP Rights.

6.2. Registrations; Corporate Names. Licensee will not register or apply to register any corporate name, trademark, copyright, design registrations or any other proprietary rights, in any country, state or other jurisdiction utilizing any part or component of the IP Rights unless expressly agreed in writing by Licensor.

6.3. Claim of Infringement. Each of the Parties shall promptly, but in any event no later than ten (10) days after receipt of notice thereof, notify the other Party in writing in the event of any claims by a Third Party of alleged infringement of intellectual property rights by either Party or Subsidiaries or sublicensees or subcontractors with respect to commercial activities ("**Infringement Claim**"). With respect to any such infringement claim, the Parties shall attempt to negotiate in good faith a resolution with respect thereto. If the Parties cannot resolve such claim with the appropriate third parties within thirty (30) days after the receipt of the notice pursuant to this, then the following shall apply:

(a) In the case of any such claim against either Party related to the IP Rights, Licensor shall have the option of determining in its sole discretion whether Licensor or Licensee shall be deemed to be the "**Controlling Party**" for purposes of such Infringement Claim. The other Party shall reasonably assist the Controlling Party in its role as the Controlling Party;

(b) The Controlling Party shall assume control of the defense of such infringement claim. The non-Controlling Party, upon request of the Controlling Party, agrees to join in any such litigation at the Controlling Party's expense, and in any event to reasonably cooperate with the Controlling Party at the Controlling Party's expense. The non-Controlling Party will have the right to consult with the Controlling Party concerning such infringement claim and to participate in and be represented by independent counsel in any litigation in which such non-Controlling Party is a party at its own expense. The Controlling Party shall have the exclusive right to settle any Infringement Claim without the consent of the other Party, unless such settlement shall have a material adverse impact on the other Party (in which case the consent of such other Party shall be required). For purposes of this Section any settlement that would involve the waiver of rights (including the rights to receive payments) of such other Party shall be deemed a material adverse impact and shall require the consent of such other Party, such consent not to be unreasonably withheld; and

(c) If a Party shall become engaged in or participate in any suit described in this Section, the other Party shall cooperate, and shall cause its and its Subsidiaries' employees to cooperate, with such Party in all reasonable respects in connection therewith, including giving testimony and producing documents lawfully requested, and using its reasonable efforts to make available to the other, at no cost to the other (other than reimbursement of actually incurred,

reasonable out-of-pocket travel and lodging expenses), such employees who may be helpful with respect to such suit, investigation, claim, or other proceeding.

6.4. Enforcement. Enforcement of the IP Rights against third party infringement shall be subject to the following:

(a) Licensor will have the first right (but not the obligation) to take the appropriate steps to enforce or defend any Intellectual Property against infringement by a third party, and may take steps including the initiation, prosecution, and control of any suit, proceeding, or other legal action by counsel of its own choice. Licensor shall bear the costs of such enforcement or defense, as applicable. Notwithstanding the foregoing, Licensee will have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(b) In the event that Licensor does not choose to enforce against a third party infringer within 180 days of notice of such infringement, Licensee shall have the right (but not the obligation) to take the appropriate steps to enforce or defend any Intellectual Property against infringement by a third party, and may take steps including the initiation, prosecution, and control of any suit, proceeding, or other legal action by counsel of its own choice. Licensee shall bear the costs of such enforcement or defense, as applicable. Notwithstanding the foregoing, Licensor will have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(c) If one Party brings any suit, action or proceeding under this Section, the other Party agrees to be joined as party plaintiff if necessary to prosecute the suit, action, or proceeding and to give the first Party reasonable authority to file and prosecute the suit, action, or proceeding; provided, however, that neither Party will be required to transfer any right, title, or interest in or to any property to the other Party or any other party to confer standing on a Party hereunder.

(d) The Party not pursuing the suit, action, or proceeding hereunder will provide reasonable assistance to the other Party, including by providing access to relevant documents and other evidence and making its employees available, subject to the other Party's reimbursement of any out of pocket costs incurred by the non-enforcing or defending Party in providing such assistance.

(e) Licensee shall not, without the prior written consent of Licensor (in its sole discretion), enter into any compromise or settlement relating to any claim, suit, or action that it brought under this Section that admits the invalidity or unenforceability of the IP Rights, or requires Licensor to pay any sum of money, or otherwise adversely affects the rights of Licensor with respect to such Intellectual Property or Licensor's rights hereunder (including the rights to receive payments).

(f) Any settlements, damages or other monetary awards (a "**Recovery**") recovered pursuant to a suit, action, or proceeding brought pursuant to this Section will be allocated first to the costs and expenses of the Party taking such action, and second, to the costs and expenses (if any) of the other Party, with any remaining amounts (if any) to be allocated as

follows: (a) to the extent that such Recovery is a payment for lost sales of the Licensee Product in the Territory, the Parties will negotiate in good faith the distribution of Recovery, and (b) all remaining Recoveries shall be payable to the Party taking such action.

ARTICLE 7 - WARRANTIES, REPRESENTATIONS, AND DISCLAIMERS

7.1. Licensee. Licensee warrants and represents that it has the right to enter into this Agreement with Licensor.

7.2. Licensor. Licensor makes the following warranties and representations:

(a) Licensor is the owner of the IP Rights and/or has the right to grant rights, licenses, privileges, releases, non-assertions, and immunities under or relating to the IP Rights. In the event Licensor breaches this warranty and representation, it will indemnify Licensee and, without limitation, at Licensor's own expense shall in good faith make reasonable commercial efforts to secure any rights necessary for Licensee to enjoy the rights, licenses, privileges, releases, non-assertions, and immunities granted herein under or relating to the IP Rights.

(b) Licensor has the full power to enter into and perform all terms, conditions, and obligations under this Agreement with Licensee. To the extent required, Licensor shall obtain any and all needed consents for entering into and discharging all of its obligations under this Agreement.

(c) There are no liens, conveyances, mortgages, assignments, encumbrances, other licenses, or other agreements which would prevent or impair the full and complete exercise of the rights, licenses, privileges, releases, non-assertions, and immunities granted by Licensor to Licensee, its respective successors and assigns, customers, whether immediate or remote, and suppliers with respect to the IP Rights pursuant to the specific terms and conditions of this Agreement.

(d) No agreements have been or shall be entered into which would interfere with the rights, licenses, privileges, releases, non-assertions, and immunities granted by Licensor to Licensee, its respective successors and assigns, or its customers, whether immediate or remote, and its suppliers with respect to the IP Rights during the Term.

(e) Licensor is not aware of any reason that the IP Rights are invalid, however, nothing herein contained shall be construed as a warranty by Licensor that the Intellectual Property rights are valid.

(f) Licensor is not aware that any Licensee Product infringes any third-party patents, however, nothing herein contained shall be construed as a warranty by Licensor that any Licensee Product does not infringe patents held by third parties.

7.3. Disclaimer. Nothing herein contained shall be construed as an admission by Licensee, its distributors, dealers, suppliers, agents, or customers, including OEM and private label customers, whether direct or indirect, or immediate or remote that (i) there has been direct

and/or contributory infringement of, and/or inducement to infringe, the IP Rights hereunder, or (ii) the IP Rights are valid.

ARTICLE 8 - CONFIDENTIALITY

8.1. Confidential Information. For purposes of this Agreement:

(a) "**Confidential Information**" means Licensor's Know-How, the Policies & Standards, and any and all confidential or proprietary information, financial or otherwise, about the business, affairs, and assets of Licensor or its Affiliates, and Licensor's management strategies, whether or not any such documents, information, or materials are marked "confidential" or "proprietary"; and

(b) "**Representative**" means the employees, contractors, agents, directors, officers, legal counsel, accountants and financial advisors of a party.

8.2. Nondisclosure of Confidential Information. None of Licensee, its Affiliates, or their Representatives, shall disclose or use any Confidential Information that is disclosed to any of them by Licensor other than as permitted by this Agreement. Licensee shall use the same degree of care as it uses with respect to its own proprietary information to prevent disclosure of Confidential Information to third parties. These restrictions of confidentiality above shall not apply to any information which:

(a) is in the public domain at the time of the disclosure or subsequently becomes in the public domain without any action or omission by Licensee;

(b) can be shown by Licensee to be already in its possession; or

(c) is received by Licensee from a third party under no obligation of confidentiality to Licensor.

(d) disclosure is compelled or required by a valid subpoena or other legal mandate; provided, however, in the event that Licensee or its Representatives receive such a subpoena or other legal mandate, it shall provide Licensor with prompt written notice of same as far in advance as practicable of the date Licensee is required to make such disclosure so that Licensor may seek an appropriate protective order for the Confidential Information or waive compliance with the provisions this Article 8; and in the absence of a protective order or the receipt of a waiver hereunder, if Licensee or any of its Representatives is nonetheless, in the written opinion of such party's legal counsel, so compelled to disclose the Confidential Information, Licensee and its Representative may disclose only that portion of the Confidential Information that is, based on the written advice of its legal counsel, legally required to be disclosed.

8.3. Obligations Upon Termination. Upon a termination of this Agreement for whatever reason, each party shall promptly return, in the manner reasonably directed by the other parties, all of the Confidential Information that has been furnished to it or, alternatively, each

party shall promptly destroy copies of all documents or materials in its possession or control that contain Confidential Information or portions of Confidential Information of the other parties, in whatever form or medium such copies or portions are contained, whether tangible, electronic, or otherwise, unless retention of same is required by Federal, state or other law, rule or regulation; and shall timely furnish to the other parties a written certificate to the reasonable satisfaction of the other party certifying that such destruction has taken place.

8.4. Survival. Unless otherwise agreed by the Parties, the restrictions of confidentiality shall survive termination of this Agreement and shall extend in perpetuity.

ARTICLE 9 - DISPUTE RESOLUTION

9.1. Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and performed in such state without giving effect to the choice of law principles of such state that would require or permit the application of the laws of another jurisdiction. Any dispute regarding this Agreement shall be resolved in the County of Los Angeles, State of California without exception.

9.2. Mediation. The Parties agree first to mediate any dispute or claim arising between them out of this Agreement before resorting to arbitration. The Parties shall mutually agree upon a mediator. If the Parties cannot mutually agree upon a mediator, the matter shall be submitted to Judicial Arbitration and Mediation Service (JAMS) for mediation. Mediation fees, if any, shall be divided equally among the Parties involved. Each Party shall bear their own attorney fees incurred in connection with the preparation for or attendance at the Mediation. Refusal to Mediate by any Party shall make such Party responsible for all of the attorney fees and costs of the other Party or Parties in any legal action, notwithstanding which Party is the prevailing party.

9.3. Arbitration. In the event of a dispute related to or arising from the terms of this Agreement, which cannot first be resolved through mediation, such dispute shall be resolved through binding arbitration before a single arbitrator mutually chosen by the Parties from JAMS located in Los Angeles County, California. The cost of the arbitration proceeding and any proceeding in court to confirm or to vacate any arbitration award, or any other court action as applicable, including, without limitation, reasonable attorneys' fees and costs, shall be borne by the unsuccessful party, as determined by the arbitrator, and shall be awarded as part of the arbitrator's award. It is specifically understood and agreed that any party may enforce any award rendered pursuant to the arbitration provisions of this Section by bringing suit in any court of competent jurisdiction. This agreement to arbitrate shall be specifically enforceable. The parties agree that the arbitrator shall have authority to grant injunctive or other forms of equitable relief to any party. This section shall survive the termination or cancellation of this Agreement. Each Party shall pay its own proportionate share of arbitrator fees and expenses. The arbitrator[s] shall be entitled to award the foregoing arbitration and administrative fees and expenses as damages in his/her discretion. If a party fails to submit the fees specified by JAMS, such party may not participate or continue to participate in the arbitration proceedings. The arbitrator shall deem

such party in default as if such party were in default in a court of law. Default judgment may be entered against such party.

ARTICLE 10 - OTHER PROVISIONS

10.1. Additional Terms.

(a) Notice. Any notices required or permitted under the Agreement shall be in writing and shall be deemed to have been given: (i) on the date of delivery, if personally delivered to the Party to whom notice is to be given; (ii) one (1) business day after mailing, if sent via overnight mail by a nationally recognized overnight delivery service, or if sent via email to the email address provided by a party hereunder to the other for purposes of notice under this Agreement, or if sent by facsimile to a party at the facsimile number provided by the party, or (iii) two (2) business days after mailing, if mailed to the party to whom notice is to be given, by registered or certified mail, return receipt requested, postage prepaid, and addressed to the address provided below:

If to Licensor: 1055 West Georgia Street, Suite 1500
Vancouver, British Columbia V6E 4N7, Canada

If to Licensee: 988 Stearns Drive, #3
Los Angeles, CA 90048

(b) Authority. Each person signing this Agreement in a representative capacity represents and warrants that he/she has been authorized by and on behalf of such person's respective principal or principals to execute and deliver this Agreement.

(c) Amendments. No amendment, modification, waiver or discharge of this Agreement will be valid, unless it is in writing and signed by the party against which the enforcement of the modification, waiver, or discharge is or may be sought.

(d) No Waiver. No act, delay or omission by any party shall be deemed a waiver of any right, power, or remedy of such party unless such waiver is in writing, and then only to the extent set forth therein. All remedies, either under this Agreement or by law or otherwise afforded to a party, shall be cumulative and not alternative. No waiver of any provision, right or remedy under this Agreement on any one occasion shall constitute a waiver of any other provision, right or remedy on said occasion or the same or any other provision, right or remedy on any other occasion.

(e) Entire Agreement. The Agreement contains the entire agreement between the parties regarding the subject matter of the Agreement, and the Agreement expressly supersedes all previous or contemporaneous agreements, understandings, representations or statements between the parties regarding those matters. It is mutually agreed and understood that there are no terms, conditions, covenants and/or warranties, either expressed and/or implied, other than those set forth in this Agreement.

(f) Severability. If any of the provisions of this Agreement shall contravene the laws of any country, it is agreed that such invalidity or illegality shall not invalidate this Agreement, but instead this Agreement shall be construed as if it did not contain the provision(s) claimed or held to be invalid or illegal in the particular jurisdiction concerned, insofar as such construction does not materially affect the substance of this Agreement, and the rights and obligations of the parties hereto shall be construed and enforced accordingly. In the event, however, that such claimed invalidity or illegality shall substantially alter the relationship between the parties hereto, materially affecting adversely the interest of either party in such jurisdiction, then the parties hereto shall negotiate an alternative provision not conflicting with such laws so as to maintain, to the degree reasonably possible, the business and economic benefits and liabilities as initially set forth herein. If such invalidity or illegality is such that it is not possible to reasonably restore the business and economic benefits and liabilities of the parties, then the party whose interests are adversely affected shall have the right to terminate only that portion of this Agreement that is materially impacted by such invalidity or illegality.

(g) No Third-Party Rights. Nothing in the Agreement, express or implied, is intended to confer any rights or remedies under or by reason of this Agreement upon any person, other than the Parties and their respective successors and assigns.

(h) Headings. The Section headings set forth in this Agreement are for convenience only and do not convey any substantive meaning or effect. Section headings shall not be used in interpreting any portion of this Agreement.

(i) Neutral Interpretation. This Agreement constitutes the product of the negotiation of the parties hereto and in the enforcement hereof shall be interpreted in a neutral manner, and not more strongly for or against any party based on the source of the draftsmanship hereof.

(j) Electronic Signature. The exchange of copies of this Agreement and of signature pages by facsimile or similar electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties hereto, and such facsimile or electronic signatures on such counterparts are deemed originals for all purposes.

(k) Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original and all of which shall constitute but one and the same agreement.

(l) Singular & Plural. All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders and the neuter.

(m) Binding Upon Successors. The terms of this Agreement shall be binding upon the direct or indirect successors or assigns of the parties.

(n) No Assignment. This Agreement, and the rights and licenses provided herein, may not be assigned by Licensee without the prior written consent of the Licensor.

IN WITNESS WHEREOF, the Parties have caused this Intellectual Property Licensing Agreement to be executed by their duly authorized representatives as of the Effective Date.

LICENSOR:

CANIVATE HOLDINGS (US), INC.

DocuSigned by:

By: ______________________

DDCF959D4D8C47E...

Richard Wong, Chief Financial Officer

LICENSEE:

PHARMHAUS (CALIFORNIA) LLC

DocuSigned by:

Hans Karl Dubec

By: ______________________

AA8D0F616229406...

Hans Karl Dubec, Manager

EXHIBIT A

LICENSED PATENTS

Description of Patent – Structures for growing plants and related apparatuses and methods. Canadian Provisional Patent Application #62/815,131.

EXHIBIT B

TERRITORY

The Territory for this Agreement is the State of California.

EXHIBIT C

TRADEMARKS

Mark	Canadian Trademark Registration No.
PLANET LOVE	1942554
HYDROFILM	1942547
HYDROHAUS	1934896
HYDROHOUSE	1934895
CANIVATE	1949210
THE CANIVATE WAY	1949209